Filed pursuant to Rule 424(b)(3)
Registration No. 333-139568

Prospectus Supplement No. 3
(To Prospectus dated January 24, 2007)

16,796,244 shares

EXCO Resources, Inc.
Common Stock

This Prospectus Supplement No. 3 supplements and amends the prospectus dated January 24, 2007, as supplemented by Prospectus Supplement No. 1, filed on February 7, 2007 and Prospectus Supplement No. 2, filed on February 16, 2007, referred to herein as the Prospectus.  This prospectus supplement includes the following attached Current Reports on Form 8-K:

•                  Current Report on Form 8-K dated March 8, 2007 and filed on March 13, 2007.

•                  Current Report on Form 8-K dated March 13, 2007 and filed on March 13, 2007 (except for information furnished in connection with such Current Report pursuant to Item 7.01, which shall not be incorporated by reference into this prospectus supplement).

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.  This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our securities. These risks are described under the caption “Risk Factors” beginning on page 7 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 14, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

March 8, 2007

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	0-9204	74-1492779
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

12377 Merit Drive
Suite 1700, LB 82
Dallas, Texas	75251
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number, including area code: (214) 368-2084

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On March 8, 2007, EXCO Partners Operating Partnership, LP (“EPOP”), a subsidiary of EXCO Resources, Inc., and certain of EPOP’s subsidiaries entered into an amendment (“Amendment”) to EPOP’s revolving credit facility with a group of lenders led by JPMorgan Chase Bank, N.A. The Amendment was sought due to EPOP’s anticipated inability to comply with the leverage ratio and interest coverage ratio tests as of December 31, 2006. The original financial covenant ratios were negotiated assuming a more accelerated drilling program, which would have resulted in higher forecasted production. In addition, interest expense attributable to EPOP’s senior term credit agreement was higher than originally forecast as the final negotiated interest rate exceeded our initial estimates when the covenants were being negotiated.  Management and the lenders believe these revised covenants are more consistent with the actual operational activities contemplated at EPOP during 2007. The amendment was effective as of December 31, 2006. The foregoing description of the Amendment is not complete and is qualified in its entirety to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits.

10.1

First Amendment to Senior Revolving Credit Agreement effective as of December 31, 2006 among EXCO Partners Operating Partnership, LP, certain of its subsidiaries, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto, filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXCO RESOURCES, INC.

Date: March 13, 2007	By:	/s/ J. DOUGLAS RAMSEY
J. Douglas Ramsey, Ph.D.
Vice President and Chief Financial Officer

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

March 13, 2007

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	0-9204	74-1492779
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

12377 Merit Drive
Suite 1700, LB 82
Dallas, Texas
(Address of principal	75251
executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 368-2084

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01            Regulation FD Disclosure.

On March 13, 2007, EXCO Resources, Inc. (“EXCO”) expects to make a presentation to certain existing and prospective lenders covering the information contained in Exhibit 99.1.   In accordance with general instruction B.2 to Form 8-K, information contained in Exhibit 99.1 is being “furnished” and not “filed” with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, and such information shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 8.01            Other Events.

On March 13, 2007, EXCO expects to make a presentation to certain existing and prospective lenders covering the information contained in Exhibit 99.2.  The information contained in Exhibit 99.2 is being filed pursuant to Rule 135c under the Securities Act of 1933 and is incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits.

(d)   Exhibits.

99.1 Portions of Lender Presentation, dated March 13, 2007
99.2 Portions of Lender Presentation, dated March 13, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXCO RESOURCES, INC.

Date: March 13, 2007	By:	/S/ J. DOUGLAS RAMSEY
J. Douglas Ramsey, Ph.D.
Vice President and Chief Financial Officer

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